UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 16, 2011

Commission File Number: 000-52979

Swinging Pig Productions, Inc.
(Exact name of registrant as specified in its charter)

Florida (State or other jurisdiction of incorporation or organization)	75-3160134 (I.R.S. Employer Identification No.)
36 Twinberry, Aliso Viejo, CA 92656 (Address of principal executive offices)
(949) 436-5530 (Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

|_| Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

|_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

|_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

|_| Pre commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of David Choi as Secretary, Treasurer and Director

On August 16, 2011, the Board of Directors of the Registrant appointed Dr. David Choi as the Registrant’s Secretary, Treasurer and a director, effective August 16, 2011.

Dr. David Choi, 44, has been a faculty member at Loyola Marymount University (LMU) since 2003.  He has taught and written extensively in the areas of Entrepreneurship, Entrepreneurial Finance, Social Entrepreneurship and Technology Management.  Dr. Choi is also Associate Director of the Fred Kiesner Center for Entrepreneurship at LMU.  Before arriving at LMU, Dr. Choi worked for over 10 years in the private sector with companies such as The Boston Consulting Group and Titan Corporation.  Dr. Choi was also a founding member and Fellow of the Leadership Initiative at Harvard Business School.  Dr. Choi has founded and continues to be involved with several entrepreneurial companies in software, biotechnology, and hedge fund management.  Dr. Choi received his Bachelors and Masters in Industrial Engineering at the University of California, Berkeley and his Doctorate in Management at the University of California, Los Angeles.  Dr. Choi also serves as the Chief Business Officer and a director of Nanogea Corporation, a nano-biotechnology company based in Westlake Village, California focused on developing single molecular detection platforms for use in molecular diagnostic and pharmaceutical research.

Dr. Choi beneficially owns 1,200,000 shares of the Registrant’s common stock, or approximately 55% of the issued and outstanding.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

August 17, 2011	Swinging Pig Productions, Inc.

	By:	/s/ Michael Davis
Michael Davis
President